Exhibit (g)(2)

AMENDMENT TO SCHEDULE II

SERIES

The undersigned hereby certifies that he is an authorized signer of the Exchange Listed Funds Trust (the “Trust”) and that the following funds are included under the Custody Agreement dated June 19, 2015, by and between the Trust and The Bank of New York Mellon.

Knowledge Leaders Developed World ETF

SABA Closed-End Funds ETF

The High Yield ETF

QRAFT AI – Enhanced U.S. Large Cap ETF

QRAFT AI – Enhanced U.S. Large Cap Momentum ETF

QRAFT AI – Enhanced U.S. High Dividend ETF

Armor US Equity Index ETF

Armor International Equity Index ETF

Armor Emerging Markets Equity Index ETF

EXCHANGE LISTED FUNDS TRUST

By:	/s/ J. Garrett Stevens

Name:	J. Garrett Stevens

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch

Name:	Elizabeth Stubenrauch

Date: January 2, 2020